Exhibit 99.1

China Automotive Systems Reports
2016 First Quarter Results

WUHAN, China, May 12, 2016 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Net sales were $116.9 million, compared to $123.4 million in the first quarter of 2015;
•	Gross margin was 18.0%, compared with 17.6% in the first quarter of 2015;
•	Net income attributable to parent company's common shareholders was $5.7 million, or diluted earnings per share of $0.18, compared to net income attributable to parent company's common shareholders of $8.5 million, or diluted earnings per share of $0.26 in the first quarter of 2015.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales in the first quarter of 2016 continued to reflect the slower economic growth in China and changes in the product mix for steering. China’s GDP growth in the first quarter of 2016 was 6.7%, lower than the 6.9% for the full year 2015, and the slowest growth since 2009. The stronger dollar against Chinese currency led to the year-over-year top line decline as we report our financial results in US dollars. Our product mix continued to follow the market trend toward electric power steering (“EPS”) units. Our EPS sales in the first quarter of 2016 now accounted for 27.5% of total sales. We are also investing more in our operations to support our EPS sales growth in the future.

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to focus on building our financial strength. We are expanding our product portfolio, especially of EPS products, and improving our operations. We anticipate our stock repurchase plan will be implemented when the window opens in the middle of May. We remain committed to building long-term shareholder value.”

First Quarter of 2016

In the first quarter of 2016, net sales were $116.9 million, compared to $123.4 million in the same quarter of 2015, reflecting a 5.3% year-over-year decline. The net sales decline was mainly due to decreased auto sales in a weak economic environment and the impact of foreign currency translation as the value of the Renminbi depreciated compared to the US dollar.

Gross profit was $21.0 million in the first quarter of 2016, compared to $21.7 million in the first quarter of 2015. The gross margin was 18.0% in the first quarter of 2016, versus 17.6% in the first quarter of 2015. The increase in gross margin was mainly due to a change in product mix toward higher-margin advanced products.

Gain on other sales was $0.8 million, compared with $1.7 million in the first quarter of 2015.

Selling expenses were $4.3 million in the first quarter of 2016, compared to $3.6 million in the first quarter of 2015. Selling expenses represented 3.7% of net sales in the first quarter of 2016, compared to 2.9% in the first quarter of 2015.

General and administrative expenses ("G&A expenses") were $4.3 million in the first quarter of 2016, compared to $4.4 million in the same quarter of 2015. G&A expenses represented 3.7% of net sales in the first quarter of 2016 and 3.6% in the first quarter of 2015.

Research and development expenses ("R&D expenses") were $6.1 million in the first quarter of 2016, up from $5.9 million in the first quarter of 2015. R&D expenses represented 5.3% of net sales in the first quarter of 2016 compared with 4.8% in the first quarter of 2015.

Net financial income was $0.3 million in the first quarter of 2016 compared to net financial income of $0.8 million in the first quarter of 2015.

Income from operations was $7.1 million in the first quarter of 2016, compared to $9.4 million in the same quarter of 2015. The decrease was mainly due to the reduced revenue, lower gain on other sales and higher operating expenses in the 2016 first quarter compared with the same quarter of 2015.

Income before income tax expenses and equity in earnings of affiliated companies was $6.5 million in the first quarter of 2016, compared to $9.7 million in the first quarter of 2015. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower operating income in the first quarter of 2016, compared with the first quarter of 2015.

Net income attributable to parent company's common shareholders was $5.7 million in the first quarter of 2016, compared to net income attributable to parent company's common shareholders of $8.5 million in the first quarter of 2015. Diluted earnings per share were $0.18 in the first quarter of 2016, compared to diluted earnings per share of $0.26 in the first quarter of 2015.

The weighted average number of diluted common shares outstanding was 32,123,588 in the first quarter of 2016, compared to 32,134,732 in the first quarter of 2015.

Balance Sheet

As of March 31, 2016, total cash and cash equivalents, pledged cash and short-term investments were $107.4 million, total accounts receivable including notes receivable were $301.1 million, accounts payable were $216.8 million and bank and government loans were $45.4 million. Total parent company stockholders' equity was $306.3 million as of March 31, 2016, compared to $299.0 million as of December 31, 2015.

Business Outlook

Management reiterated its revenue guidance for the full year 2016 of US$450 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 12, 2016 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

A replay of the call will be available on the Company’s website under investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beijing Henglong Automotive System Co., Ltd. (for Beiqi Foton Motor Co., Ltd.) and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2016, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Investor Relations

+1-646-726-6511

Email: caas@compassbell.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$55,399	$69,676
Pledged cash	23,473	31,402
Short-term investments	28,576	21,209
Accounts and notes receivable, net - unrelated parties	276,345	254,397
Accounts and notes receivable, net - related parties	24,760	21,918
Advance payments and others - unrelated parties	7,583	4,381
Advance payments and others - related parties	606	544
Inventories	70,726	65,570
Current deferred tax assets	6,615	6,962
Total current assets	494,083	476,059
Non-current assets:
Long-term time deposits	5,107	5,082
Property, plant and equipment, net	91,830	84,151
Intangible assets, net	2,664	2,793
Other receivables, net - unrelated parties	3,783	3,882
Other receivables, net - related parties	45	14
Advance payment for property, plant and equipment - unrelated parties	12,968	15,192
Advance payment for property, plant and equipment - related parties	8,133	8,863
Long-term investments	6,245	6,152
Goodwill	611	608
Non-current deferred tax assets	4,949	4,899
Total assets	$630,418	$607,695

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$45,370	$40,929
Accounts and notes payable - unrelated parties	210,785	197,105
Accounts and notes payable - related parties	5,994	6,363
Customer deposits	1,591	1,613
Accrued payroll and related costs	6,192	6,332
Accrued expenses and other payables	31,500	31,383
Accrued pension costs	4,952	4,664
Taxes payable	7,968	9,284
Amounts due to shareholders/directors	349	345
Current deferred tax liabilities	194	194
Total current liabilities	314,895	298,212
Long-term liabilities:
Advances payable	774	1,922
Non-current deferred tax liabilities	258	266
Total liabilities	$315,927	$300,400

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of March 31, 2016 and December 31, 2015, respectively	$3	$3
Additional paid-in capital	64,627	64,627
Retained earnings-
Appropriated	10,379	10,379
Unappropriated	212,331	206,622
Accumulated other comprehensive income	19,985	18,412
Treasury stock – 217,283 and 217,283 shares as of March 31, 2016 and December 31, 2015, respectively	(1,000)	(1,000)
Total parent company stockholders' equity	306,325	299,043
Non-controlling interests	8,166	8,252
Total stockholders' equity	314,491	307,295
Total liabilities and stockholders' equity	$630,418	$607,695

 China Automotive Systems, Inc. and Subsidiaries

Unaudited Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Net product sales ($8,585 and $8,299 sold to related parties for the three months ended March 31, 2016 and 2015)	$116,854	$123,443
Cost of products sold ($6,875 and $7,008 purchased from related parties for the three months ended March 31, 2016 and 2015)	95,842	101,772
Gross profit	21,012	21,671
Gain on other sales	801	1,657
Less: Operating expenses
Selling expenses	4,305	3,624
General and administrative expenses	4,315	4,448
Research and development expenses	6,139	5,893
Total operating expenses	14,759	13,965
Income from operations	7,054	9,363
Other (expense)/income, net	(644)	94
Interest expense	(196)	(474)
Financial income, net	322	753
Income before income tax expenses and equity in earnings of affiliated companies	6,536	9,736
Less: Income taxes	1,053	1,410
Equity in earnings of affiliated companies	62	66
Net income	5,545	8,392
Net loss attributable to non-controlling interests	(164)	(118)
Net income attributable to parent company’s common shareholders	$5,709	$8,510
Comprehensive income:
Net income	$5,545	$8,392
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	1,650	(1,275)
Comprehensive income	7,195	7,117
Comprehensive loss attributable to non-controlling interests	(85)	(201)
Comprehensive income attributable to parent company	$7,280	$7,318

Net income attributable to parent company’s common shareholders per share

Basic –	$0.18	$0.26

Diluted-	$0.18	$0.26
Weighted average number of common shares outstanding
Basic	32,121,019	32,121,019
Diluted	32,123,588	32,134,732

China Automotive Systems, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$5,545	$8,392
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	3,805	3,965
Reversal of provision for doubtful accounts	(54)	(2)
Inventory write downs	1,414	756
Deferred income taxes	347	(145)
Equity in earnings of affiliated companies	(62)	(66)
Gain on fixed assets disposals	(3)	(10)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash	8,089	2,843
Accounts and notes receivable	(23,347)	(16,932)
Advance payments and others	(3,145)	(1,330)
Inventories	(6,242)	(5,328)
Increase (decrease) in:
Accounts and notes payable	12,495	13,876
Customer deposits	(26)	(602)
Accrued payroll and related costs	(172)	(300)
Accrued expenses and other payables	91	(236)
Accrued pension costs	265	(242)
Taxes payable	(1,362)	287
Net cash provided by (used in) operating activities	(2,362)	4,926

Cash flows from investing activities:
Increase (decrease) in other receivables	94	(184)
Cash received from property, plant and equipment sales	515	559
Payments to acquire property, plant and equipment	(9,825)	(5,723)
Payments to acquire intangible assets	(3)	(7)
Purchase of short-term investments	(7,814)	(5,889)
Proceeds from maturities of short-term investments	553	7,667
Net cash used in investing activities	(16,480)	(3,577)
Cash flows from financing activities:
Proceeds from bank and government loans	6,500	2,249
Repayments of bank and government loans	(2,265)	(4,884)
Dividends paid to the non-controlling interests	-	(814)
Dividends paid to the holders of the Company’s common stock	-	(252)
Net cash provided by (used in) financing activities	4,235	(3,701)
Effects of exchange rate on cash and cash equivalents	330	(244)
Net decrease in cash and cash equivalents	(14,277)	(2,596)
Cash and cash equivalents at beginning of period	69,676	68,505
Cash and cash equivalents at end of period	$55,399	$65,909